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                                                                     EXHIBIT 5.1

                       [COHEN & GRIGSBY, P.C. LETTERHEAD]

                                 July 7, 1998



Board of Directors of
F.N.B. Corporation
Hermitage Square
Hermitage, PA  16148

Gentlemen:

          We have been asked to render this opinion in connection with the filing by F.N.B. Corporation, a Pennsylvania corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission to register shares of the Company's common stock, par value $2.00 per share (the "Common Stock"), to be issued to the shareholders of Citizens Holding Corporation, a Florida corporation ("Citizens"), upon consummation of the merger (the "Merger") of Citizens with and into Southwest Banks, Inc., a Florida corporation ("Southwest"), in accordance with the terms of the Agreement and Plan of Merger (the "Agreement") dated as of April 6, 1998 among the Company, Southwest and Citizens.

          We have not represented the Company in connection with negotiation, execution or delivery of the Agreement or the Merger. In rendering this Opinion, we have made no investigation or inquiry other than review of the Agreement, the draft Registration Statement, the resolutions adopted by the Executive Committee of the Board of Directors of the Company on March 23, 1998 with respect to the Merger, the Agreement and the transactions related thereto and the Company's Articles of Incorporation and Bylaws, as amended. In all such reviews, we have assumed the genuineness of all signatures on originals and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or photocopies.

          In rendering this opinion, we have made the following assumptions regarding factual matters.
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COHEN & GRIGSBY, P.C.

Board of Directors of
F.N.B. Corporation
July 7, 1998
Page 2


          1. Each party to the Agreement (other than the Company) has satisfied such legal requirements as are applicable to it to the extent necessary to make the Agreement enforceable against it.

          2. Each party to the Agreement (other than the Company) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Agreement to which it is a party against the Company.

          3. Each document submitted to us for review and each document obtained by us from any governmental authority is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine. All official public records from which any such document, or the information contained in any such document, was obtained are accurate and complete and have been properly indexed and filed.

          4. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the terms of the Agreement.

          5. The Company will make all filings and registration with, and obtain all approvals, authorizations, consents and permits from, all appropriate governmental authorities to the extent that the same required by law in connection with the consummation of the transactions contemplated by the Agreement, or the performance of the Agreement by the Company, after the date hereof.

          6. All parties to the Agreement will act in accordance with, and will refrain from taking any action that is forbidden by, the Agreement.

          Based upon such examination, and subject to compliance with applicable federal and state securities and "Blue Sky" laws, in our opinion the shares of Common Stock to be issued to the shareholders of Citizens upon consummation of the Merger, when issued in accordance with the terms of the Agreement, will be validly issued, fully-paid and non-assessable shares of Common Stock of the Company.
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COHEN & GRIGSBY, P.C.

Boards of Directors of
F.N.B. Corporation
July 7, 1998
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          This opinion letter is given solely as of the date hereof and is limited to the matters expressly set forth herein. We hereby consent to the reference to us in the Prospectus of the Company and Proxy Statement of Citizens constituting part of the Registration Statement and to the inclusion of this letter as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ COHEN & GRIGSBY, P.C.

                                        COHEN & GRIGSBY, P.C.


DL:CRB
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